Exhibit 99.1

ConnectM Announces Receipt of Notice from Nasdaq Regarding Delayed Filing of Company’s Quarterly Report

Marlborough, MA, December 12, 2024 – ConnectM Technology Solutions, Inc. (Nasdaq: CNTM) (“ConnectM” or the “Company”), a technology company focused on the electrification economy, today announced that on December 6, 2024, it received a notice from the staff of the Listing Qualifications Department of Nasdaq stating that because the Company had not filed its Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Filing”), it no longer complies with Nasdaq Listing Rule 5250(c)(1) for continued listing, which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s securities will be subject to delisting from Nasdaq.

ConnectM now has until February 4, 2025 to submit a plan to regain compliance. If Nasdaq accepts the plan, Nasdaq can grant an exception of up to 180 calendar days from the Filing’s due date, or until May 19, 2025, to regain compliance. If Nasdaq does not accept the plan, ConnectM will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About ConnectM Technology Solutions, Inc.

ConnectM is a technology company focused on advancing the electrification economy by integrating electrified energy assets with its AI-powered technology solutions platform. The Company provides residential and light commercial buildings and all-electric original equipment manufacturers with a proprietary Energy Intelligence Network platform to accelerate the transition to all-electric heating, cooling, and transportation. Leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, ConnectM aims to make electrification more user-friendly, affordable, precise, and socially impactful. As a vertically integrated company with wholly owned service networks and a comprehensive technology stack, ConnectM empowers customers to reduce their reliance on fossil fuels, lower overall energy costs, and minimize their carbon footprint.

For more information, please visit: https://www.connectm.com/

Contact:

MZ North America

(203) 741-8811

ConnectM@mzgroup.us